Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2019 Fourth Quarter and Twelve Month Results
MALVERN, Pa. (February 19, 2020) - Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and sensors-based systems, today announced its results for its fiscal 2019 fourth quarter and twelve fiscal months ended December 31, 2019.
Fourth Quarter Highlights:

•	Revenues of $69.1 million declined 10.2% from a year ago

•	Earnings per diluted share of $0.28 per diluted share, compared to $0.25 reported a year ago

•	Adjusted diluted EPS* was $0.27 compared $0.54 reported a year ago

•	Operating margin was 2.5%, as compared to 9.2% reported a year ago

•	Adjusted operating margin* was 7.5%, as compared to 12.9% reported a year ago

•	Cash from operating activities was $6.3 million with adjusted free cash flow* of $4.1 million

•	Book to bill ratio was 1.15 as compared to 0.93 from a year ago.

2019 Full Year Highlights:

•	Revenues of $284.0 million declined 5.3% year-over-year

•	Earnings per diluted share of $1.63 compared to $1.75 reported last year

•	Adjusted diluted EPS* was $1.69 compared to prior year $2.05

•	Operating margin was 10.1%, as compared to 12.4% reported last year

•	Adjusted operating margin* was 11.7% as compared to 13.5% reported last year

•	Cash from operating activities was $30.9 million with adjusted free cash flow* of $20.4 million

Ziv Shoshani, Chief Executive Officer of VPG, commented, "We achieved sales at the high end of our expectations in fourth quarter, which capped a year that began with a record first quarter and then moderated through the year as trends in many of our end markets slowed. We recorded strong fourth-quarter orders of $79.8 million and a book-to-bill of 1.15, reflecting order strength in all three segments.
Our operating results for the fourth quarter of 2019, compared to the third quarter of 2019, were primarily impacted by inventory reductions and the negative impact of foreign exchange rates, which was partially offset by the higher sales volume. In addition, we recorded $1.7 million of purchase accounting adjustments and other costs related to the acquisition of Dynamic Systems Inc., or DSI. We also incurred a restructuring charge of $1.7 million primarily related to the closing and downsizing of facilities as part of manufacturing transitions of our force sensor products to facilities in India and China, which marked key milestones in our ongoing strategic initiatives to align and consolidate our manufacturing footprint."
Mr. Shoshani said: "We look forward to what lies ahead for VPG, as we reap the benefit of our growth and cost initiatives. The acquisition of DSI, which we completed in November of 2019, is already showing positive results and demonstrates the kind of value-creating opportunities we believe will add to the core strengths of VPG."
The Company's fourth fiscal quarter 2019 net earnings attributable to VPG stockholders were $3.9 million, or $0.28 per diluted share, compared to $3.4 million, or $0.25 per diluted share, in the fourth fiscal quarter of 2018. Foreign currency exchange rates for the fourth quarter of 2019 decreased net income by $0.9 million, or $0.07 per diluted share, relative to the prior year period. Included in the fourth fiscal quarter 2019 were tax benefits of approximately $3.4 million primarily related to the acquisition of DSI and other discrete tax items.
In the twelve fiscal months ended December 31, 2019, net earnings attributable to VPG stockholders were $22.2 million, or $1.63 per diluted share, compared to $23.6 million, or $1.75 per diluted share, in the twelve fiscal months ended December 31, 2018. Foreign currency exchange rates for the twelve fiscal months ended December 31, 2019 decreased net income by $1.3 million or $0.10 per diluted share relative to the prior year period. Included in the twelve fiscal months ended December 31, 2019 were tax benefits of approximately $3.4 million primarily related to the acquisition of DSI and other discrete tax items.
The fourth fiscal quarter 2019 adjusted net earnings* attributable to VPG stockholders were $3.7 million, or $0.27 per diluted share, compared to adjusted net earnings* attributable to VPG stockholders of $7.3 million, or $0.54 per diluted share, for the comparable prior year period.
In the twelve fiscal months ended December 31, 2019, adjusted net earnings* attributable to VPG stockholders were $23.0 million, or $1.69 per diluted share, compared to adjusted net earnings* attributable to VPG stockholders of $27.8 million, or $2.05 per diluted share, for the comparable prior year period.
Segments
Foil Technology Products segment revenues declined 19.3% to $29.6 million in the fourth fiscal quarter of 2019 from $36.7 million in the fourth fiscal quarter of 2018, and sequentially decreased 7.7% from $32.1 million in the third quarter of 2019. The year-over-year decline in revenues was primarily attributable to precision resistor products in all regions for distribution, OEM and EMS customers, primarily in the test and measurement and avionics, military and space markets. The sequential decline in revenue was attributable to precision resistor products in the test and measurement market.
Gross profit margin for the Foil Technology Products segment of 34.9% for the fourth fiscal quarter of 2019, was lower compared to 42.0% in the fourth fiscal quarter of 2018, and a decrease compared to 37.3% in the third fiscal quarter of 2019. The year-over-year decline in gross profit margin was primarily due to lower volume and the negative impact of foreign exchange rates. Sequentially, gross profit margin decreased primarily due to lower volume, product mix, and one-time inventory reductions.
Force Sensors segment revenues decreased 11.4% to $15.1 million in the fourth fiscal quarter of 2019, from $17.0 million in the fourth fiscal quarter of 2018. Sequentially, revenue decreased 7.1%, from $16.2 million in the third quarter of 2019. The year-over-year decrease in revenues was mainly attributable to distribution customers in the precision weighing market across all regions. The sequential decrease in revenue was mainly attributable to OEM customers in the precision weighing and force measurement markets in the Americas and Europe.
Gross profit margin for the Force Sensors segment was 24.2% for the fourth fiscal quarter of 2019, a decrease compared to 26.6% in the fourth fiscal quarter of 2018, and a decrease compared to 30.4% in the third fiscal quarter of 2019. The year-over-year decrease in gross profit margin was primarily due to lower volume and one-time inventory reductions, which was partially offset by higher export grants. Sequentially, gross profit margin declined due to lower volume and a reduction in inventory.
Weighing and Control Systems segment revenues grew by 5.2% to $24.4 million in the fourth fiscal quarter of 2019, up from $23.2 million in the fourth fiscal quarter of 2018. Sequentially, revenue increased 28.1% from $19.1 million in the third fiscal quarter of 2019. The increase in revenues year-over-year was primarily attributable to the addition of DSI in November 2019, which offset lower sales of steel, process weighing, and U.S.-based onboard weighing products. The sequential increase in revenues was primarily attributable to the addition of DSI, with an increase in our European process weighing product line along with an increase in the steel product line.
Gross profit margin for the Weighing and Control Systems segment was 41.6% (46.8% excluding the purchase accounting adjustments of $1.3 million related to the DSI acquisition) for the fourth fiscal quarter of 2019, compared to 46.8% from the fourth fiscal quarter of 2018, and compared to 46.6% from the third fiscal quarter of 2019. The year-over-year adjusted gross profit margin is similar due to higher volume attributable to the addition of DSI. The sequential increase in adjusted gross profit margin was primarily due to higher volume attributable to the DSI acquisition.

Near-Term Outlook
“At constant fourth fiscal quarter 2019 exchange rates, we expect net revenues in the range of $63 million to $70 million for the first fiscal quarter of 2020, which reflect the portions of our customers' project-driven and longer-lead-time orders that are expected to ship in the quarter. This projected revenue range excludes any potential impact of the coronavirus outbreak on our business, which we are continuing to monitor closely,” concluded Mr. Shoshani.
*Use of Non-GAAP Financial Information
We define “adjusted gross profit margin" as gross profit margin before purchase accounting adjustments related to the Dynamic Systems, Inc. acquisition. We define "adjusted operating margin" as operating margin before purchase accounting adjustments, acquisition costs, restructuring costs, executive severance costs, and impairment of goodwill and indefinite-lived intangibles. We define "adjusted net earnings” and "adjusted net earnings per share" as net earnings attributable to VPG stockholders before purchase accounting adjustments, acquisition costs, restructuring costs, executive severance costs, impairment of goodwill and indefinite-lived intangibles, pension settlement, and associated tax effects. "Adjusted free cash flow" for the fourth fiscal quarter of 2019 is defined as the amount of cash generated from operating activities ($6.3 million), in excess of our capital expenditures ($2.6 million), net of proceeds, if any, from the sale of assets ($0.4 million). "Adjusted free cash flow" for the fiscal year of 2019 is defined as the amount of cash generated from operating activities ($30.9 million) in excess of our capital expenditures ($11.2 million), net of proceeds, if any, from the sale of assets ($0.6 million). Management believes that these non-GAAP measures are useful to investors because each presents what management views as our core operating performance for the relevant period. The adjustments to the applicable GAAP measures relate to occurrences or events that are outside of our core operations, and management believes that the use of these non-GAAP measures provides a consistent basis to evaluate our operating profitability and performance trends across comparable periods. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in VPG’s financial statements presented in our Annual Report on Form 10-K and its Quarterly Reports on Forms 10-Q.
Conference Call and Webcast
A conference call will be held today (February 19) at 10:00 a.m. ET (9:00 a.m. CT). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 4903504, or log on to the investor relations page of the VPG website at www.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317-0088 and by using the passcode 10137960. The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com for a limited time.
About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based measurement systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its’ weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.

Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies (including Dynamic Systems, Inc.); the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, health (including the COVID-19 "coronavirus") and military instability in the countries in which we operate; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; significant developments from the recent and potential changes in tariffs and trade regulation; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Steve Cantor
Vishay Precision Group, Inc.
781-222-3516
steve.cantor@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	December 31, 2019	December 31, 2018
Net revenues	$69,142	$76,982
Costs of products sold	44,975	46,166
Gross profit	24,167	30,816
Gross profit margin	35.0%	40.0%

Selling, general, and administrative expenses	20,221	20,905
Acquisition costs	443	—
Impairment of goodwill and indefinite-lived intangibles	—	2,820
Restructuring costs	1,746	—
Operating income	1,757	7,091
Operating margin	2.5%	9.2%

Other income (expense):
Interest expense	(436)	(405)
Other	(316)	(403)
Other (expense) income - net	(752)	(808)

Income before taxes	1,005	6,283

Income tax (benefit) expense	(2,854)	2,846

Net earnings	3,859	3,437
Less: net earnings (loss) attributable to noncontrolling interests	(12)	19
Net earnings attributable to VPG stockholders	$3,871	$3,418

Basic earnings per share attributable to VPG stockholders	$0.29	$0.25
Diluted earnings per share attributable to VPG stockholders	$0.28	$0.25

Weighted average shares outstanding - basic	13,523	13,474
Weighted average shares outstanding - diluted	13,623	13,595

VISHAY PRECISION GROUP, INC.
Consolidated Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Years ended
	December 31, 2019	December 31, 2018
Net revenues	$283,958	$299,794
Costs of products sold	172,341	178,527
Gross profit	111,617	121,267
Gross profit margin	39.3%	40.5%

Selling, general, and administrative expenses	79,622	80,935
Acquisition costs	443	—
Impairment of goodwill and indefinite-lived intangibles	—	2,820
Executive severance costs	611	—
Restructuring costs	2,293	289
Operating income	28,648	37,223
Operating margin	10.1%	12.4%

Other income (expense):
Interest expense	(1,507)	(1,738)
Other	(701)	(1,496)
Other (expense) income - net	(2,208)	(3,234)

Income before taxes	26,440	33,989

Income tax expense	4,145	10,344

Net earnings	22,295	23,645
Less: net earnings (loss) attributable to noncontrolling interests	107	(1)
Net earnings attributable to VPG stockholders	$22,188	$23,646

Basic earnings per share attributable to VPG stockholders	$1.64	$1.76
Diluted earnings per share attributable to VPG stockholders	$1.63	$1.75

Weighted average shares outstanding - basic	13,515	13,439
Weighted average shares outstanding - diluted	13,597	13,535

VISHAY PRECISION GROUP, INC.
Consolidated Balance Sheets
(In thousands, except per share amounts)
	December 31, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$86,910	$90,159
Accounts receivable, net of allowances for doubtful accounts	41,704	53,156
Inventories:
Raw materials	21,701	18,052
Work in process	23,128	22,007
Finished goods	22,066	22,182
Inventories, net	66,895	62,241
Prepaid expenses and other current assets	16,859	9,314
Total current assets	212,368	214,870

Property and equipment, at cost:
Land	4,243	3,390
Buildings and improvements	52,708	51,055
Machinery and equipment	111,492	105,840
Software	9,384	8,532
Construction in progress	2,485	2,157
Accumulated depreciation	(119,042)	(111,555)
Property and equipment, net	61,270	59,419

Goodwill	35,018	16,141

Intangible assets, net	34,198	17,656

Other assets	27,366	18,297
Total assets	$370,220	$326,383

VISHAY PRECISION GROUP, INC.
Consolidated Balance Sheets
(In thousands, except per share amounts)
	December 31, 2019	December 31, 2018
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$8,676	$11,461
Payroll and related expenses	16,312	17,757
Other accrued expenses	18,953	17,031
Income taxes	261	3,879
Current portion of long-term debt	44,516	4,654
Total current liabilities	88,718	54,782

Long-term debt, less current portion	17	22,421
Deferred income taxes	3,478	2,200
Other liabilities	20,586	13,545
Accrued pension and other postretirement costs	15,669	14,982
Total liabilities	128,468	107,930

Commitments and contingencies

Equity:
Common stock	1,312	1,307
Class B convertible common stock	103	103
Treasury stock	(8,765)	(8,765)
Capital in excess of par value	197,125	196,666
Retained earnings	89,288	66,569
Accumulated other comprehensive loss	(37,703)	(37,465)
Total Vishay Precision Group, Inc. stockholders' equity	241,360	218,415
Noncontrolling interests	392	38
Total equity	241,752	218,453
Total liabilities and equity	$370,220	$326,383

VISHAY PRECISION GROUP, INC.
Consolidated Statements of Cash Flows
(Unaudited - In thousands)
	Years ended
	December 31, 2019	December 31, 2018
Operating activities
Net earnings	$22,295	$23,645
Adjustments to reconcile net earnings to net cash provided by operating activities:
Impairment of goodwill and indefinite-lived intangibles	—	2,820
Depreciation and amortization	11,795	10,631
(Gain) loss on disposal of property and equipment	34	(120)
Share-based compensation expense	1,336	1,799
Inventory write-offs for obsolescence	2,588	1,876
Deferred income taxes	(2,724)	1,011
Other	(301)	819
Net changes in operating assets and liabilities
Accounts receivable	12,863	(7,757)
Inventories	(619)	(5,095)
Prepaid expenses and other current assets	(6,388)	588
Trade accounts payable	(2,466)	(819)
Other current liabilities	(7,481)	5,981
Net cash provided by operating activities	30,932	35,379

Investing activities
Capital expenditures	(11,196)	(14,521)
Proceeds from sale of property and equipment	615	132
Purchase of business	(40,481)	—
Net cash used in investing activities	(51,062)	(14,389)

Financing activities
Principal payments on long-term debt	(4,618)	(5,603)
Proceeds from revolving facility	22,000	22,000
Payments on revolving facility	—	(19,000)
Distributions to noncontrolling interests	(52)	(109)
Payments of employee taxes on certain share-based arrangements	(854)	(801)
Net cash provided by (used in) financing activities	16,476	(3,513)
Effect of exchange rate changes on cash and cash equivalents	405	(1,610)
(Decrease) increase in cash and cash equivalents	(3,249)	15,867

Cash and cash equivalents at beginning of year	90,159	74,292
Cash and cash equivalents at end of year	$86,910	$90,159

Supplemental disclosure of investing transactions:
Capital expenditures purchased	$(10,529)	$(13,239)
Supplemental disclosure of non-cash financing transactions:
Conversion of exchangeable notes to common stock	$—	$(2,794)

Capital expenditures accrued but not yet paid as of December 31, 2019 were $1,183

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands except per share data)
	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Fiscal Year Ended December 31,	2019	2018	2019	2018	2019	2018	2019	2018
As reported - GAAP	$111,617	$121,267	$28,648	$37,223	$22,188	$23,646	$1.63	$1.75
Acquisition purchase accounting adjustments	1,254	—	1,254	—	1,254	—	0.09	—
Acquisition costs			443	—	443	—	0.03	—
Executive Severance costs			611	—	611	—	0.04	—
Impairment of goodwill and indefinite-lived intangibles			—	2,820	—	2,820	—	0.21
Restructuring costs			2,293	289	2,293	289	0.17	0.02
UK pension settlement					—	673	—	0.05
Less: Tax effect of reconciling items and discrete tax items					3,743	(333)	0.27	(0.02)
As Adjusted - Non GAAP	$112,871	$121,267	$33,249	$40,332	$23,046	$27,761	$1.69	$2.05
As Adjusted - Non GAAP Margins	39.7%	40.5%	11.7%	13.5%

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Fiscal Quarter Ended December 31,	2019	2018	2019	2018	2019	2018	2019	2018
As reported - GAAP	$24,167	$30,816	$1,757	$7,091	$3,871	$3,418	$0.28	$0.25
Acquisition purchase accounting adjustments	1,254	—	1,254	—	1,254	—	0.09	—
Acquisition costs			443	—	443	—	0.03	—
Impairment of goodwill and indefinite-lived intangibles			—	2,820	—	2,820	—	0.21
Restructuring costs			1,746	—	1,746	—	0.13	—
UK pension settlement						673	—	0.05
Less: Tax effect of reconciling items and discrete tax items					3,663	(377)	0.26	(0.03)
As Adjusted - Non GAAP	$25,421	$30,816	$5,200	$9,911	$3,651	$7,288	$0.27	$0.54
As Adjusted - Non GAAP Margins	36.8%	40.0%	7.5%	12.9%